AMENDMENT AGREEMENT

This amendment agreement (this “Amendment”), effective as of April 12, 2026, is made by UMB Bank, n.a. (“UMB”), Thirdline Real Estate Income Fund (the “Fund” and, together with UMB, the “Parties”).

WHEREAS, the Parties entered into an administration and fund accounting agreement dated April 12, 2021 (the “Agreement”).

WHEREAS, the Parties wish to amend the Agreement as described below.

NOW THEREFORE, in consideration of the mutual covenants and stipulations set forth herein, the Parties agree as follows:

1.	The first paragraph of Section 14 is hereby amended to state as follows:

This Agreement shall continue in effect with respect to each Fund for a three-year period beginning on the date of this Agreement (the “Initial Term”). Thereafter, if not terminated as provided herein, the Agreement shall continue automatically in effect as to each Fund for successive one-year periods (each a “Renewal Term”).

2.	The “Asset Value Fee” in Schedule A of the Agreement is hereby changed to the following:

[FEES]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their respective duly authorized officers.

UMB Bank, n.a.		Thirdline Real Estate Income Fund

By:	/s/ Amy Small	By:	/s/ Lawrence Eiben
Name: Amy Small		Name: Lawrence S. Eiben
Title: Executive Vice President		Title: Principal Financial Officer